UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 21, 2013

WEIS MARKETS, INC.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania
(State or Other Jurisdiction of Incorporation)

1-5039 (Commission File Number)	24-0755415 (IRS Employer Identification No.)
1000 South Second Street Sunbury, PA (Address of Principal Executive Offices)	17801 (Zip Code)

Registrant's telephone number, including area code: (570) 286-4571

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) David J. Hepfinger resigned as a Director of Weis Markets, Inc. (the "Company") effective September 21, 2013.

(b) Mr. Hepfinger resigned as President and Chief Executive Officer of the Company effective September 21, 2013.

(c) Jonathan H. Weis, age 46 and the son of Chairman of the Board Robert F. Weis, became the Company's interim President and Chief Executive Officer effective September 21, 2013. Mr. Weis has served as Vice Chairman and Secretary of the Company since 2004 and will continue to serve in such capacities in addition to his new role as the interim President and Chief Executive Officer. As of the date of this report, no new compensatory arrangements are to be entered into with Mr. Weis in connection with his service as interim President and Chief Executive Officer. If any new compensatory arrangements are entered into, the material terms of such arrangements will be disclosed in a subsequent filing. Mr. Weis' current compensation is described in the Company's Proxy Statement filed with the Securities and Exchange Commission on March 14, 2013.

(e) A Confidential Separation Agreement and General Release (the "Agreement") was entered into by Mr. Hepfinger and the Company on September 21, 2013 (the "Termination Date"). The Agreement replaced and superseded the March 1, 2013 Employment Agreement between the Company and Mr. Hepfinger (the "Existing Employment Agreement"), and any rights of Mr. Hepfinger under the CEO Incentive Award Plan effective January 1, 2010 (the "CEO Incentive Award Plan").

Under the Agreement, the Company agrees to:

(i)	make monthly payments of $69,628, less certain deductions, on the last day of each month commencing October 31, 2013 through December 31, 2014.

(ii)	make payments, less certain deductions, determined by reference to what Mr. Hepfinger would have received under the Company's Short Term Incentive Plan effective January 1, 2013 (the "STIP"), as follows: (A) Mr. Hepfinger will receive a payment on March 15, 2014, if the Compensation Committee of the Company determines that payments are to be made to the senior management of the Company under the terms of the STIP for 2013, based upon the base salary, incentive criteria and incentive targets that exist for Mr. Hepfinger as of the Termination Date, and based upon the same determination of the financial results from 2013 under the STIP as is made by the Compensation Committee for the other senior management of the Company, and (B) Mr. Hepfinger will also receive payment on March 15, 2015, if the Compensation Committee of the Company determines that payments are to be made to the senior management of the Company under the terms of the STIP for 2014, based upon the base salary that exists for Mr. Hepfinger as of the Termination Date, and using the same incentive criteria and incentive targets that are used for the senior management of the Company for 2014, and based upon the same determination of the financial results from 2014 under the STIP as is made by the Compensation Committee for the other senior management of the Company.

(iii)	make payments, less certain deductions, to Mr. Hepfinger of $2,250,000 on December 31, 2013 and $1,750,000 on December 31, 2014.

(iv)	make COBRA (Consolidated Omnibus Budget Reconciliation Act) payments on Mr. Hepfinger's behalf for continued medical coverage on a monthly basis commencing October 2013 until December 31, 2016, subject to the payroll deductions related to such coverage as are in effect for Mr. Hepfinger at the Termination Date.

(v)	pay the reasonable cost of an executive management full physical examination for Mr. Hepfinger in each of 2013 and 2014, up to a cost of $1,000 for each examination, after presentation of physician's invoice for such examination.

(vi)	make payments under the Company's Supplemental Executive Retirement Plan in accordance with the terms and conditions of such plan, subject to applicable law.

Mr. Hepfinger will also receive his accrued and unpaid salary for September, less applicable deductions.

Mr. Hepfinger's accrual of all other benefits and all other participation in the Company's 401(k) salary and all other benefit plans will terminate as of the Termination Date.

Under the Agreement, Mr. Hepfinger provides a customary release to the Company and also agrees to be bound by the non-compete, non-solicitation and confidentiality provisions contained in his Existing Employment Agreement.

The foregoing summary of the Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Agreement, to be filed as an exhibit to the Company's next Quarterly Report on Form 10-Q.

A copy of the Company's press release with respect to the foregoing matters is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibit.

            99.1 Weis Markets, Inc. September 23, 2013 news release announcing executive leadership change.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIS MARKETS, INC.

By: /s/Scott F. Frost
Name: Scott F. Frost
Title: Senior Vice President, Chief Financial Officer,
and Treasurer
(Principal Financial Officer)

Dated: September 24, 2013

EXHIBIT INDEX

Exhibit No.	Description
99.1	Weis Markets, Inc. September 23, 2013 news release announcing executive leadership change.